Exhibit 99.1

Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141

May 29, 2019

FOR IMMEDIATE RELEASE

Company Contact
Jacqueline E. Burwitz
Vice President,
Investor Relations
314-985-2169

ENERGIZER HOLDINGS, INC. ANNOUNCES AGREEMENT TO SELL THE EUROPE-

BASED VARTA® CONSUMER BATTERY BUSINESS FOR $401.0 MILLION

•	The sales price is inclusive of €180 million, subject to purchase price adjustments, payable by VARTA AG and $200 million payable by Spectrum Brands Holdings, Inc.

ST. LOUIS, May 29, 2019 — Energizer Holdings, Inc. (NYSE: ENR) (“Energizer”) announced today that it reached an agreement to sell the Europe-based Varta® consumer battery business, including manufacturing and distribution facilities in Germany (the “Varta Business”). The divestiture was made in accordance with the order imposed by the European Commission (“EC”) in connection with the Company’s acquisition of the battery and portable lighting business from Spectrum Brands Holdings, Inc. (“Spectrum”) in January 2019.

Energizer and VARTA AG (XFRA), a German company active in the microbatteries and power & energy, have entered into a definitive agreement for the sale of the Varta Business, for €180 million, subject to purchase price adjustments. Pursuant to the terms of the acquisition agreement with Spectrum for Spectrum’s global battery and lighting business, Spectrum will be contributing an additional US $200 million to Energizer in connection with the divestiture of the Varta Business. Anticipated net proceeds from the divestiture of the Varta Business are consistent with the assumptions we incorporated in our previously disclosed outlook for our leverage ratio at the end of Fiscal 2019. As a result of the transaction, Energizer expects to record a loss related to the divestiture in discontinued operations during the third fiscal quarter.

Energizer expects to close the transaction shortly after customary closing conditions are met and upon receipt of the EC’s final regulatory approval.

Cautionary Note Regarding Forward-Looking Statements.

This press release contains both historical and forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements about anticipated proceeds. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “anticipates,” “targets,” “expects,” “hopes,” “estimates,” “intends,” “plans,” “goals,” “believes,” “continue” and other similar expressions or future or conditional verbs such as “will,” “may,” “might,” “should,” “would” and “could.” Any statements that are not statements of historical fact should be considered to be forward-looking statements. Any such forward looking statements are made based on information currently known and are subject to various risks and uncertainties. Risks and uncertainties to which these forward-looking statements are subject include, without limitation: (1) the proposed transaction may not be completed on the anticipated terms or at all, (2) required regulatory approvals, including antitrust approvals, are not obtained, or that in order to obtain such regulatory approvals, conditions are imposed that adversely affect the anticipated benefits from the proposed transactions or cause the parties to abandon the proposed transaction, (3) a condition to closing of the proposed transaction may not be satisfied, (4) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transactions, (5) risks associated with third party contracts containing consent and/or other provisions that may be triggered by the proposed transactions, (6) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transaction, (7) negative effects of the announcement or the consummation of the transaction on the market price of Energizer’s common stock, (8) the potential impact of unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition and losses on the future prospects, business and management strategies for the management, expansion and growth of Energizer’s operations after the consummation of the transaction and on the other conditions to the completion of the proposed transaction, (9) the risk that disruptions from the proposed transactions will harm Energizer’s business, including current plans and operations, (10) unexpected costs, charges or expenses resulting from the transaction, (11) impact of any potential litigation related to the transaction, (12) risks related to changes and developments in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (13) the ability of Energizer to retain and hire key personnel, (14) adverse legal and regulatory developments or determinations or adverse changes in, or interpretations of, U.S. or other foreign laws, rules or regulations, including tax laws, rules and regulations, that could delay or prevent completion of the proposed transactions or cause the terms of the proposed transaction to be modified, and (15) management’s response to any of the aforementioned factors. For additional information concerning factors that could cause actual results and events to differ materially from those projected herein, please refer to Energizer’s most recent 10-K, 10-Q, 8-K reports and other publicly available filings. Energizer does not assume any obligation to publicly provide revisions or updates to any forward looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.

About Energizer Holdings, Inc.

Energizer Holdings, Inc. (NYSE: ENR), headquartered in St. Louis, MO, is one of the world’s largest manufacturers of primary batteries and portable lighting products and is anchored by its globally recognized brands Energizer®, Eveready®, Rayovac® and Varta®. Energizer is also one of the world’s largest manufacturers of automotive appearance, performance, and fragrance products from recognized brands such as Armor All®, STP®, A/C Pro®, Refresh Your Car!®, California Scents®, Driven®, Bahama & Co.®, LEXOL®, Eagle One®, Nu Finish®, Scratch Doctor®, and Tuff Stuff®. As a global branded distributor of consumer products, our mission is to lead the charge to deliver value to our customers and consumers better than anyone else. Visit www.energizerholdings.com for more details.